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                                                                    EXHIBIT 99.1
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 FOR IMMEDIATE RELEASE                                      Contact Bob Schulman
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                                                           303/371-7400 Ext 1052


FRONTIER AIRLINES NAMES TWO TO BOARD

     DENVER (May 26, 1998) -- Frontier Airlines (Nasdaq: FRNT) today announced the addition of two members to its board of directors, B. Ben Baldanza and John
E. Luth.

     Baldanza, 36, has served since May 1997 as managing director and chief operating officer of Grupo Taco, a group of five central American airlines. Before this, he held various executive positions with Continental Airlines, most recently as executive vice president-marketing, having earlier served in management posts with United Parcel Service, Northwest Airlines and American Airlines.

     Luth, 45, has served since 1995 as president and chief executive officer of The Seabury Group, LLC, an investment banking and financial advisory group in New York and Stamford, Conn. From 1989 to 1995 he held a number of executive positions with Continental Airlines, including chief financial officer, and headed Continental's corporate-wide financial officer, and headed Continental's corporate-wide reengineering efforts. Previous to that he served in posts with Manufacturers Hanover Trust Company and Exxon Corporation.

     Baldanza and Luth bring to seven the number of outside directors on Frontier's board serving with one inside director, company president and CEO Sam Addoms. The board is chaired by Denver banker B. LaRae Orullian.

     Frontier operates a fleet of 14 Boeing 737 jets on routes linking its Denver hub to 14 destinations in 12 states from coast to coast. The airlines began flying in July 1994.